As filed with the Securities and Exchange Commission on June 20, 2019

Registration No. 333-231923

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYCLACEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1707622
(State or other jurisdiction of incorporation or organization)	(IRS employer Identification number)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(908) 517-7330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spiro Rombotis
President and Chief Executive Officer
Cyclacel Pharmaceuticals, Inc.
200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(908) 517-7330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joel I. Papernik, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
(212) 935-3000

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to Form S-3 (this “Amendment”) is being filed to amend the Registration Statement on Form S-3 (File No. 333-231923) originally filed by Cyclacel Pharmaceuticals, Inc. on June 3, 2019 (the “Registration Statement”). The sole purpose of this Amendment is to include Exhibits 4.6 and 4.7, the Forms of Senior Indenture and Subordinated Indenture, respectively, on the Exhibit Index hereto. Accordingly, this Amendment consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the Exhibit Index to the Registration Statement, the signature pages, and Exhibit 4.6 and Exhibit 4.7 filed herewith. This Amendment does not modify any provision of the prospectus contained in Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Registration Fee.

Securities and Exchange Commission Registration Fee	$12,120
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Miscellaneous Fees and Expenses	*
Total	$12,120

* These fees and expenses are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Item 15.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Cyclacel Pharmaceuticals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	From any breach of the director’s duty of loyalty to us or our stockholders;

•	From acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the Delaware General Corporation Law; and

•	From any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

The Company has entered into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company agrees to hold harmless and indemnify its directors and executive officers to the fullest extent authorized or permitted by the provisions of the Company’s amended and restated certificate of incorporation, amended and restated by-laws and the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent of the Company.

There are certain exceptions from the Company’s obligation to indemnify its directors and executive officers pursuant to the indemnification agreements, including for “short-swing” profit claims under Section 16(b) of the Exchange Act losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to the Company or resulted in any improper personal profit or advantage, where payment is actually made to a director or officer under an insurance policy, indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement, for indemnification which is not lawful, or in connection with any proceeding initiated by such director or officer, or any proceeding against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All agreements and obligations of the Company contained in the indemnification agreements shall continue during the period when the director or officer who is a party to an indemnification agreement is a director, officer, employee or other agent of the Company (or is or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.

Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.

Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of t-he date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)          To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Berkeley Heights, State of New Jersey, on June 20, 2019.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President, Finance, Chief Operating Officer & Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spiro Rombotis
Spiro Rombotis	President & Chief Executive Officer (Principal Executive Officer) and Director	June 20, 2019

/s/ Paul McBarron
Paul McBarron	Executive Vice President, Finance, Chief Operating Officer & Chief Financial Officer (Principal Financial and Accounting Officer) and Director	June 20, 2019

/s/ Dr. David U’Prichard
Dr. David U’Prichard	Chairman	June 20, 2019

/s/ Dr. Christopher Henney
Dr. Christopher Henney	Vice Chairman	June 20, 2019

/s/ Sir John Banham
Sir John Banham	Director	June 20, 2019

/s/ Dr. Samuel L. Barker
Dr. Samuel L. Barker	Director	June 20, 2019

/s/ Gregory Hradsky
Gregory Hradsky	Director	June 20, 2019

/s/ Lloyd Sems
Lloyd Sems	Director	June 20, 2019

/s/ Robert Spiegel
Robert Spiegel	Director	June 20, 2019

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, originally filed with the SEC on April 1, 2013, and incorporated herein by reference)

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K with the SEC on May 27, 2016, and incorporated herein by reference)

3.3	Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K with the SEC on May 27, 2016, and incorporated herein by reference)

3.4	Certificate of Designation of 6% Convertible Exchangeable Preferred Stock (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 5, 2004, and incorporated herein by reference)

3.5	Certificate of Designation of Series A Preferred Stock (previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (No. 333-218305), originally filed with the SEC on July 17, 2017, and incorporated herein by reference)

4.1	Specimen of Common Stock Certificate (previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference)

4.2	Specimen of Preferred Stock Certificate (previously filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference)

4.3*	Form of Warrant Agreement and Warrant Certificate

4.4*	Form of Senior Debt Security

4.5*	Form of Subordinated Debt Security

4.6#	Form of Senior Indenture

4.7#	Form of Subordinated Indenture

4.8*	Form of Rights Agreement and Right Certificate

4.10*	Form of Unit Agreement and Unit

5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1**	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

24.1**	Power of Attorney

25.1*	The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

25.2*	The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Subordinated Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

# Filed herewith

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act

** Previously filed